EXHIBIT 10.19

                           EMPLOYMENT AGREEMENT


          AGREEMENT dated this 11th day of December, 1995, between RKR-GP, Inc., a Delaware corporation (the "General Partner"), as general partner of KPR Holdings, L.P., a Delaware limited partnership (the "Company") and William E. Rosenthal (the "Executive").

          WHEREAS, Foodbrands America, Inc. ("Foodbrands") is acquiring the entire limited partnership interest in the Company and all stock of the General Partner for the purpose of maintaining and operating the businesses owned thereby;

          WHEREAS, the Executive, directly and indirectly, is a beneficial owner of General Partner and the Company and has specific duties and unique talents with regard to these business operations and Foodbrands and the Company desire to ensure the continued success of these operations; and

          WHEREAS, in connection with the acquisition of the Company and General Partner by Foodbrands, Foodbrands and
Executive have required that this Employment Agreement be entered into;

          NOW, THEREFORE, it is agreed as follows:

     1. Services to be Provided. Executive will serve as President and Chief Executive Officer of General Partner and the Company and Senior Vice President of Foodbrands. Consistent with Executive's office, Executive shall render such services to General Partner and the Company as the Board of Directors of General Partner may from time to time designate. Executive shall see that all orders and resolutions of the Board of Directors of General Partner are carried into effect. In addition, and without limiting the foregoing, executive shall be responsible for the day-to-day operations of the Company, the development and execution of appropriate marketing plans and budgets for the Company, the interaction between the Company and the headquarters of Foodbrands and Foodbrands' other divisions and subsidiaries.

          Executive shall devote such time and efforts to the performance of his duties hereunder and to advancing the interest of the Company and Foodbrands, subject only to reasonable working hours, conditions and requirements as are consistent with past practices of Executive for the Company. In the performance of his duties, the Executive shall comply with the Company's policies. Executive will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties hereunder in any way (except as specifically provided in Section 7 below); provided that the Company acknowledges that the Executive may perform consulting services for Winchester Food Processing, Inc. ("Winchester") and Standard Meat Company L.P. ("Standard") as long as performance of such services do not materially interfere with the performance of Executive's duties under this Agreement. The foregoing shall not preclude the Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs and serving on other boards, provided that such activities do not interfere with the performance of his duties hereunder; and further provided that the Executive shall not serve on the board of any other business (except as provided in Section 7, below) without the advance consent of the General Partner, which consent shall not be unreasonably withheld.

          2. Term. The Term of this Agreement shall refer to the time during which it is in effect. It shall commence on December 11, 1995, and end on December 10, 2000, or an earlier date as provided herein.

          3. Compensation. During the Term, the Company shall provide Executive with the following minimum compensation and benefits:

               (a) Salary. Executive shall be paid at the rate of $175,000 per annum (such payment shall be referred to in this Agreement as the "Base Compensation"), payable in accordance with the normal payroll policies of Foodbrands, as they may exist from time to time. The Base Compensation will be subject to annual merit increases in accordance with Foodbrands' normal policies. These payments shall be subject to withholding for all applicable taxes.

               (b) Bonus. Commencing with fiscal year 1996, Executive shall be entitled to participate in the Foodbrands' Key Management Cash Incentive Plan, as it may exist from time to time. The target incentive percentage for Executive will be set by the Foodbrands' Compensation Committee consistent with those established for executives of other divisions of Foodbrands performing comparable duties. The annual bonus will be paid when the other bonuses of senior executives of the Company are or will be paid, according to the policy of the Company.

               (c)  Expenses.  The Company shall promptly
reimburse Executive for all reasonable expenses incurred in connection with employment pursuant to the terms of this Agreement during the Term. In order to receive reimbursement, Executive must properly account for expenses in accordance with the policy of the Company.

               (d)  Other Benefits.  In addition to the
aforementioned items, the Company shall provide or make available to Executive such pension and welfare benefit plans and programs of the Company as currently exist or those pension and welfare benefit plans and programs of Foodbrands as are provided to other executives of the Company in other divisions of Foodbrands in the event the Company ceases providing any such benefits, and to receive benefits thereunder, in accordance with their respective terms. Except as otherwise set forth in this Agreement, it is understood that Executive will not be entitled to participate in any other stock option, bonus or severance plan of Foodbrands.
In addition, the Company shall provide the Executive during the Term with a car in accordance with the past practice of the Company.

               (e) Stock Options. As soon as practicable, but in no event later than 90 days after the date of this Agreement, the Company and Executive shall execute a Stock Option Agreement with respect to stock options to be granted to the Executive (the "Option Agreement") pursuant to the Foodbrands America, Inc. 1992 Stock Incentive Plan (the "Stock Plan"). Pursuant to the Option
Agreement:

               (i) Foodbrands will immediately grant options to purchase 12,000 shares of the common stock of Foodbrands at a per share price equal to $13.125. Nine percent (9%) of the options shall be exercisable or vested as of the date of this Agreement and 18.2% of the options shall vest as of the end of each fiscal year commencing with December 28, 1996 until all options have vested subject to achieving the EBITDA performance targets of Foodbrands as established by the Compensation Committee of Foodbrands and the terms and conditions set forth in the Stock Plan and the Option Agreement.

          4. Termination During the Term. Executive's employment hereunder may terminate for any of the following reasons:

               (a)  Death.  This Agreement shall terminate upon
Executive's death.

               (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for any six months within any consecutive 12-month period, Executive's employment may be terminated.

               (c)  Cause.  Termination by the Company of
Executive's employment for "Cause" shall mean termination based upon (i) Executive's indictment for, or conviction of, any felony or any crime involving moral turpitude, (ii) commission any theft, fraud or embezzlement by Executive which results in Executive's gain or personal enrichment at the expense of the Company, (iii) Executive's failure to follow instructions of the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or the Board of Directors of the Company, (iv) inability to perform duties and responsibilities as a result of an addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician, or (v) breach of any obligations under this Agreement, including, but not limited, to breaches of Sections 7, 8 or 9 of this Agreement. Executive may not be terminated for Cause unless the Company has first specified the act, omission or breach forming the basis for such termination in the Notice of Termination (as hereinafter defined), and Executive has failed or refused to correct such act, omission or breach within ten days of receipt of the Notice of Termination or such act, omission or breach is incapable of being cured.

               (d)  Voluntary Termination.  Executive may
voluntarily terminate employment at any time during the Term (a
"Voluntary Termination").

               (e) Termination by the Company. The Company may terminate Executive's employment for any reason during the Term hereof, including, but not limited to, closing or selling the Company provided, however, that upon such termination, Executive will be compensated as provided in Section 5.

               (f) Notice of Termination. Any termination of Executive's employment shall be communicated by written Notice of Termination to the other party hereto in accordance with this
Section 4(f). For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which shall specify a date as Executive's last day of employment (the "Termination Date").

          5.   Compensation Upon Termination or During
Disability. Upon termination of employment or during a period of disability, Executive shall be entitled to the following benefits:

               (a)  If Executive's employment is terminated
during the Term by reason of death, the Company shall pay to Executive's estate Executive's Base Compensation as though employment was were terminated by the Company without Cause (the "Continued Compensation Period"), and the bonus for the bonus period in which the Termination Date occurs. Thereafter, the Company and its affiliates shall have no further obligations to Executive, other than as provided in this Agreement.

               (b) During any period that Executive fails to perform his full-time duties with the Company as a result of Disability, Executive shall continue to receive Base Compensation during such period, and the bonus for the bonus period in which the Disability occurs. During such period that Executive fails to perform his full-time duties with the Company as a result of Disability, Executive shall continue to receive all compensation payable to Executive and Company's Disability benefit programs then in effect during such period, unless and until this Agreement shall be terminated pursuant to Section 4(b) of this Agreement.

               (c)  If Executive's employment is terminated
during the Term by reason of Disability, Executive shall continue to receive his Base Compensation through the Continued Compensation Period and the bonus for the bonus period in which the Termination Date occurs. Executive shall also continue to receive all compensation payable under the Company's Disability benefit programs then in effect through the expiration of the Term; thereafter, benefits shall be determined under the retirement, insurance and other compensation programs (other than the bonus arrangements described in Section 3(b) of this Agreement of the Company then in effect in accordance with the terms of such programs).

               (d) If Executive's employment is terminated by the Company for Cause or as a result of a Voluntary Termination, the Company shall pay Executive his Base Compensation through the Termination Date in the Notice of Termination, and the Company and its affiliates shall have no further obligations under this Agreement.

               (e)  If Executive's employment is terminated
during the Term by the Company other than for death, Cause or Disability, or other than as a result of a Voluntary Termination, then the Company shall pay Executive his Base Compensation equal to a one-year period.

               (f) The Executive and Foodbrands may enter into an agreement providing for certain rights of the parties in the event of a change of control in the ownership of Foodbrands, in which event Executive's rights and obligations on the occurrence of such an event will be governed thereby.

               (g) In addition to all other amounts payable to Executive under this Section 5, Executive shall be entitled to receive all benefits payable to Executive under the plans or agreements of the Company relating to retirement benefits pursuant to the terms of such plan.

          6. Successors; Binding Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other except the parties hereto, any rights or remedies hereunder. Notwithstanding the foregoing, the Company may assign its rights under this Agreement, but no such assignment shall relieve the Company of its obligations hereunder.

          7. Noncompetition. Notwithstanding anything to the contrary contained in this Agreement, Executive may not, directly or indirectly, (1) conduct any activities involving the developing, manufacturing, or marketing or selling of soups, sauces, side dishes or pizza toppings or other products that are competitive in any way with the Company (the "Prohibited Business"); (2) engage (as an individual or as a stockholder, trustee, partner, financier, agent, employee or representative of any person, firm, corporation, or association), or have any interest, direct or indirect, in any Prohibited Business and (3) may not assist or engage in any business related activities involving those products currently produced or under development by the Company, all for a period of five (5) years after termination of employment. The parties hereto agree that the duration and geographic area for which the covenant not to compete set forth in this Section 7 is to be effective are reasonable. However, in the event that any court determines that the time period or the geographic area, or both of them, are unreasonable, and that such covenant is, to that extent, unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and for the greatest area that would not render it unenforceable.
The parties hereto agree that the covenant shall be deemed to be a series of separate covenants, one for each and every state or county of the geographic area where the covenant not to compete is intended to be effective. Notwithstanding anything to the contrary in this Section 7, ownership of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this Section 7. In addition, this
Section 7 shall not apply in connection with the passive ownership of any interest in Winchester and Standard (including, without limitation, serving as a member of their respective Boards of Directors) nor to any management activity of Executive for Winchester or Standard, so long as Winchester and Standard do not compete with any products produced by the Company other than meat ball, pasta meat, and other products of Winchester being produced or under development as of the date of this Agreement, which are described in Exhibit A hereto. This paragraph 7 shall terminate if that certain Lease Agreement of even date between the Company and BAM Corporation expires or is terminated without the Company exercising its option to purchase the facility in question.

          8. Nonsolicitation. For a period of five (5) years from the termination of this Agreement, whether by expiration of the Term or pursuant to Section 4, Executive agrees not to solicit, or to attempt to induce to cease doing business in whole or in part with the Company or Foodbrands, any individuals or business entities that were customers of the Company or Foodbrands, during his employment and any prospective customers with respect to whom the Company has initiated contacts during the 12 months preceding the termination of employment. Executive further agrees that for this same period he shall not, directly or indirectly, solicit any employees of the Company or Foodbrands to leave the employ of the Company or Foodbrands.

          9. Confidential Information. During the Term and at all times thereafter, Executive shall not, without the prior written consent of Foodbrands (except as may be required in connection with any judicial or administrative proceeding or inquiry), disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of duties hereunder, any confidential information of the Company, whether obtained while in the employ of the Company or otherwise, with respect to the business of the Company or Foodbrands, assets or operations, including confidential information relating to the properties, accounts, books, records, supplies, trade secrets and contracts of the Company or Foodbrands.

          10. Injunctive Relief. The remedy at law for any breach of Sections 7, 8 and 9 of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from soliciting employees or customers of the Company or from disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed or is threatened to be disclosed, from engaging, participating in or otherwise being connected with any business which would violate
Section 7, or from otherwise violating the provisions of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

          11. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants. Executive expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants included herein because they are more extensive than necessary to assure Foodbrands and the Company of the intended benefit of this Agreement, then those covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from this Agreement.

          12.  Return of Documents.  Upon termination of
Executive's employment for any reason, Executive agrees to return all documents and other property provided to Executive or prepared during his employment with the Company.

          13. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the Secretary of Foodbrands, or to such other address as either party may have furnished to the other in writing in accordance herewith, except the notice of change of address shall be effective only upon receipt.

               Foodbrands America, Inc.
               1601 Northwest Expressway
               Suite 1700
               Oklahoma City, OK 73112

               William E. Rosenthal
               4420 Overton Crest
               Ft. Worth, TX 76109


          14. Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by submitting that matter to binding arbitration in Oklahoma City, Oklahoma, or at such other location the parties agree by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

          15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma. Any payments provided for hereunder shall be paid net of any applicable withholding requirements under
federal, state or local law.   The obligations under Sections 5,
7, 8 and 9 shall survive the expiration of this Agreement or the termination of employment.

          16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          EXECUTED the date first above written.


                               (William E. Rosenthal)
                               William E. Rosenthal

                                                     "Executive"

                               KPR HOLDINGS, L.P.


                               By:  RKR-GP, Inc., general partner




                                  By  (Howard S. Katz)
                                       Howard S. Katz,
                                       Vice President


                                                       "COMPANY"

                 Winchester Food Processing, Inc. Products

                                 EXHIBIT A


         Pizza Hut Bacon Pieces

         Pizza Hut Bacon Bits

         Pizza Hut Meatballs

         Pizza Hut Pasta Meat

         KFC Diced Ham

         Bacon Toppings*

         Bacon Bits*



 * Provided, Winchester will not sell these products directly to existing Foodbrands customers